Exhibit 99.1

For more information:	Investor Relations;
John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239
650-357-3500

EFI Reports Q4 Results

Q4 Revenues of $152.0 million, GAAP EPS $0.12, Non-GAAP EPS $0.23

Foster City, Calif. – January 23, 2008 – EFI (Nasdaq: EFII), the world leader in customer-focused digital printing, announced today its results for the fourth quarter of 2007. For the quarter ended December 31, 2007, the Company reported revenues of $152.0 million, down approximately 1% when compared to fourth quarter 2006 revenue of $153.4 million. For the year ended December 31, 2007 revenues were $620.6 million, up approximately 10% when compared to $564.6 million in the same period in 2006.

Non-GAAP net income was $14.4 million or $0.23 per diluted share in the fourth quarter of 2007, down approximately 38% when compared to $23.1 million or $0.35 per diluted share for the same period in 2006.

Non-GAAP net income was $78.0 million or $1.19 per diluted share for the twelve months ended December 31, 2007, up 2% from $76.6 million or $1.18 per diluted share for the same period in 2006.

GAAP net income was $7.0 million or $0.12 per diluted share in the fourth quarter of 2007, compared to $3.5 million or $0.06 per diluted share for the same period in 2006.

GAAP net income was $26.8 million or $0.44 per diluted share for the twelve months ended December 31, 2007, compared to a net loss of $0.2 million or approximately breakeven on an earnings per share basis for the same period in 2006.

Non-GAAP net income is computed by adjusting GAAP net income by the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as other non-recurring charges and gains.

“We are very disappointed with our fourth quarter results and are taking immediate actions to reduce our expenses to reflect the near-term revenue outlook for the Fiery business,” said Guy Gecht, CEO of EFI. “At the same time, we remain confident in our long term opportunities. We are encouraged by the 27% year-over-year revenue growth in our inkjet business, which reflects both its industry leading product portfolio and the benefits of the investments we have made over the past year.”

Outlook for Q1 2008

•	For the first quarter of 2008, the Company, as previously communicated, expects revenues in the range of $133 million to $137 million.

•	For the first quarter of 2008, the Company expects non-GAAP earnings per share of $0.18 to $0.20.

•	For the first quarter of 2008, the Company expects a GAAP loss per share of $0.06 to $0.08.

•	For the first quarter of 2008, the Company expects a non-GAAP tax rate of 24% to 25%.

GAAP net income outlook includes an estimated charge related to non-cash based stock compensation expense. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates include the 9.1 million shares related to the Company’s contingently convertible debt when dilutive to earnings.

Reconciliation of non-GAAP to GAAP EPS estimates	Three Months Ended March 31, 2008
Non-GAAP EPS estimate	$0.18	$0.20
Amortization of acquisition-related intangibles – pre tax	$(0.11)	$(0.11)
Amortization of stock based compensation – pre tax	$(0.12)	$(0.12)
Restructuring cost – pre tax	$(0.10)	$(0.10)
Tax effect of non-GAAP adjustments	$0.07	$0.07

GAAP EPS estimate	$(0.08)	$(0.06)

EFI will discuss the Company’s financial results by conference call at 2:00 p.m. PST today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Non-GAAP Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a non-GAAP measure of net income that is GAAP net income adjusted to exclude certain recurring and non-recurring costs, expenses and gains. Our non-GAAP net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income by adjusting GAAP net income with the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements in this press release include “We are very disappointed with our fourth quarter results and are taking immediate actions to reduce our expenses to reflect the near-term revenue outlook for the Fiery business”… “At the same time, we remain confident in our long term opportunities. We are encouraged by the 27% year-over-year revenue growth in our inkjet business, which reflects both its industry leading product portfolio and the benefits of the investments we have made over the past year.” “For the first quarter of 2008, the Company, as previously communicated, expects revenues in the range of $133 million to $137 million.”… “For the first quarter of 2008, the Company expects non-GAAP earnings per share of $0.18 to $0.20.”… “For the first quarter of 2008, the Company expects a GAAP loss per share of $0.06 to $0.08.”… “For the first quarter of 2008, the Company expects a non-GAAP tax rate of 24% to 25%.”… “GAAP net income outlook includes an estimated charge related to non-cash based stock compensation expense. This estimate is subject to change. Both the non-GAAP and the GAAP earnings estimates include the 9.1 million shares related to the Company’s contingently convertible debt when dilutive to earnings.”… “In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies.”

Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results, which include, but are not necessarily limited to, the following: (1) management’s ability to forecast revenues, expenses and earnings, especially on a quarterly basis; (2) unexpected declines in revenues or increases in expenses; (3) any additional costs and expenses related to the investigation into the Company’s past stock option grants and stock option grant practices; (4) the restatement of or significant adjustments to the Company’s reported historical results for prior periods; (5) the potential adverse impact of litigation relating to the Company’s past stock grants and stock option practices; (6) the possibility of additional litigation and governmental actions relating to our past stock grants and stock option practices; (7) current world-wide financial, economic and political difficulties and downturns, including adverse variations in foreign exchange rates, that could affect demand for our products; (8) a significant decline or delay in demand for our products by any of our important OEM partners; (9) the unpredictability of development schedules and commercialization of the products manufactured and sold by our OEM partners; (10) variations in growth rates or declines in the printing and imaging markets across various geographic regions; (11) changes in historic customer order patterns, including changes in customer and channel inventory levels; (12) changes in the mix of products sold leading to variations in operating results; (13) the uncertainty of market acceptance of new product introductions; (14) delays in product deliveries that cause quarterly revenues and income to fall significantly short of anticipated levels; (15) competition and/or market factors, which may adversely affect margins; (16) competition in each of our businesses, including competition from products internally developed by EFI’s customers; (17) excess or obsolete inventory and variations in inventory valuation; (18) intense competition in the industrial and commercial digital inkjet market; (19) the uncertainty of continued success in technological advances, including development and implementation of new processes and strategic products; (20) the challenges of obtaining timely, efficient and quality product manufacturing; (21) litigation involving intellectual property rights or other related matters; (22) our ability to adequately and timely service our debt; (23) our ability to successfully integrate acquired businesses, without operational disruption to our existing businesses; (24) the potential that investments in new business strategies and initiatives could disrupt the Company’s ongoing businesses and may present risks not originally contemplated; (25) the potential loss of sales, unexpected costs or adverse impact on relations with customers or suppliers as a result of acquisitions; (26) differences between the financial results as filed with the SEC and the preliminary results included in our earnings press releases due to the complexity in accounting rules; and (27) any other risk factors that may be included from time to time in the Company’s SEC reports.

EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Factors That Could Adversely Affect Performance” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc. / EFI

EFI (www.efi.com) is the world leader in color digital print servers, super-wide format printers and inks, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The Company’s robust product portfolio includes Fiery® digital color print servers; super-wide digital inkjet printers, UV and solvent inks; industrial inkjet printing systems, print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

Electronics for Imaging, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
Revenue	$620,586	$564,611	$152,019	$153,412
Cost of revenue	259,700	229,441	67,409	64,553

Gross profit	360,886	335,170	84,610	88,859
Operating expenses:
Research and development	141,159	127,900	33,504	33,710
Sales and marketing	120,357	99,838	30,448	27,376
General and administrative	68,099	47,857	14,352	16,786
Acquisition and intangible amortization costs	33,502	44,014	7,536	17,193

Total operating expenses	363,117	319,609	85,840	95,065

Income (loss) from operations	(2,231)	15,561	(1,230)	(6,206)
Interest and other income, net:
Interest and other income	29,481	24,002	7,229	7,124
Gain on sale of product line	—	6,995	—	—
Interest expense	(5,041)	(5,027)	(1,255)	(1,273)

Total interest and other income, net	24,440	25,970	5,974	5,851

Income (loss) before income taxes	22,209	41,531	4,744	(355)
(Provision for) benefit from income taxes	4,634	(41,714)	2,250	3,848

Net income (loss)	$26,843	$(183)	$6,994	$3,493

Fully Diluted EPS calculation
Net income (loss)	$26,843	$(183)	$6,994	$3,493

After-tax adjustment of convertible debt-related costs	3,000	—	750	—

Income (loss) for purposes of computing diluted net income per share	29,843	(183)	7,744	3,493

Net income (loss) per diluted common share	$0.44	$(0.00)	$0.12	$0.06

Shares used in diluted per share calculation	68,102	56,559	66,732	58,741

Electronics for Imaging, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(in thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
Net income (loss)	$26,843	$(183)	$6,994	$3,493

Acquisition and intangible amortization costs	32,109	35,514	7,536	8,693
In-process research and development	—	8,500	—	8,500
Write-off of abandoned acquisition costs	1,393	1,043	—	1,043
Adjustment to allowance for bad debt	—	(3,773)	—	—
Gain on sale of product line	—	(6,995)	—	—
Option review costs	20,857	3,987	2,124	3,987
Stock based compensation expense – Cost of revenue	1,909	1,726	422	563
Stock based compensation expense – Research and development	9,018	8,346	1,193	2,685
Stock based compensation expense – Sales and marketing	3,969	3,249	765	1,070
Stock based compensation expense – General and administrative	9,629	10,427	2,232	2,980
Severance costs	1,502	981	—	981

Tax effect of non-GAAP adjustments	(29,257)	13,781	(6,835)	(10,847)

Non-GAAP net income	$77,972	$76,603	$14,431	$23,148

After-tax adjustment of convertible debt-related expense	3,000	3,000	750	750

Income for purposes of computing diluted non-GAAP net income per share	$80,972	$79,603	$15,181	$23,898

Non-GAAP net income per diluted common share	$1.19	$1.18	$0.23	$0.35

Shares used in per share calculation	68,102	67,477	66,732	67,825

Electronics for Imaging, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2007	December 31, 2006
Assets
Cash, cash equivalents and short-term investments	$499,852	$510,171
Accounts receivable, net	101,955	96,252
Inventories, net	39,949	35,225
Other current assets	29,776	13,199

Total current assets	671,532	654,847

Property and equipment, net	57,604	52,646
Restricted investments	88,580	88,580
Goodwill	211,780	212,992
Intangible assets, net	86,554	120,030
Other assets	22,234	15,556

Total assets	$1,138,284	$1,144,651

Liabilities & Stockholders’ equity
Accounts payable	$42,262	$41,834
Current Portion of Long-term obligations	240,000	240,000
Accrued and other liabilities	77,309	89,415
Income taxes payable	7,896	21,824

Total current liabilities	367,467	393,073
Long term taxes payable	26,820	—

Total liabilities	394,287	393,073
Total stockholders’ equity	743,997	751,578

Total liabilities and stockholders’ equity	$1,138,284	$1,144,651

Revenue Break-Down

(in thousands)

(unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
Revenue by Product
Controller products	$305,850	$306,688	$62,109	$76,988
Inkjet products	229,253	180,203	69,265	54,442
Professional printing applications	85,483	77,720	20,645	21,982

Total	$620,586	$564,611	$152,019	$153,412

Revenue by Geographic Area
Americas	$327,232	$303,931	$76,999	$86,869
EMEA	216,308	175,037	54,642	48,311
Japan	58,015	63,248	15,038	12,127
Rest of World	19,031	22,395	5,340	6,105

Total	$620,586	$564,611	$152,019	$153,412